Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the FedEx Corporation Incentive Stock Plan of FedEx Corporation of our reports dated July 12, 2005, with respect to the consolidated financial statements and schedule of FedEx Corporation included in its Annual Report (Form 10-K) for the year ended May 31, 2005, FedEx Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of FedEx Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Memphis, Tennessee

December 22, 2005